UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2019

FORTY SEVEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38554	47-4065674
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1490 O’Brien Drive, Suite A Menlo Park, California		94025
(Address of Principal Executive Offices)		(Zip Code)

(650) 352-4150

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	FTSV	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On July 10, 2019, we entered into an exclusive license and collaboration agreement with Ono Pharmaceutical Co., Ltd., or Ono. Under the agreement, we granted Ono an exclusive license to develop, manufacture and commercialize 5F9, our monoclonal antibody against CD47, as well as other anti-CD47 antibodies controlled by us in Japan, South Korea, Taiwan and the ASEAN countries, or the Ono Territory. We retain all rights to 5F9 and other licensed antibodies outside of the Ono Territory.

Under the agreement, the parties will collaborate on the development, manufacturing and commercialization of 5F9 and other licensed antibodies. Each party will be responsible for conducting development and commercialization of licensed antibodies in its respective territory at its own cost. Further, each party will have the right to participate, at its cost, in global clinical studies of 5F9 and other licensed antibodies conducted by the other party. We will initially be responsible for supplying 5F9 and other licensed antibodies to Ono for development and commercialization within the Ono Territory at Ono’s cost. Ono has the right to elect that such manufacturing activities be transferred to Ono. During the term of the agreement, neither party may manufacture or commercialize any competing products in the Ono Territory.

We will receive a one-time upfront payment of approximately $15.8 million from Ono and will be eligible to receive up to an additional approximately $104 million at current exchange rates if specified future development and commercial milestones are achieved by Ono. We are also eligible to receive tiered percentage royalties spanning from the mid-teens to the low-twenties on future net sales of 5F9 and other licensed antibodies in the Ono Territory, subject to certain offsets. Ono’s obligation to pay royalties expires, on a product-by-product and country-by-country basis, on the later of (1) the expiration of the first regulatory exclusivity for such product in such country, (2) the expiration of the last to expire patent controlled by us that covers the composition of matter of a licensed antibody in such product in such country, or (3) the tenth anniversary of the first commercial sale of such product in such country.

The agreement will remain in effect until the expiration of all of Ono’s royalty obligations, after which Ono’s license shall be fully paid-up. Ono may terminate the agreement on a country-by-country basis for convenience upon 90 days’ prior written notice to us prior to the first commercial sale of the first licensed product in the Ono Territory, or 180 days’ prior written notice after such first sale. Either party may also terminate the agreement for the other party’s uncured material breach or insolvency, subject to specified notice and cure periods. In the event of any early termination, all rights in 5F9 and other licensed antibodies will revert to us, subject to certain royalties due to Ono in the case of Ono’s termination for our breach or insolvency.

This summary is qualified in its entirety by reference to the text of the exclusive license and collaboration agreement which we intend to file as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2019	Forty Seven, Inc.

	By:	/s/ Mark A. McCamish, M.D.
Mark A. McCamish, M.D.
President and Chief Executive Officer